Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2011 Fourth Quarter and Fiscal Year End Results

MONROVIA, CA, June 21, 2011 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its fourth quarter and fiscal year ending April 30, 2011.

“With record fourth quarter revenue of $106.1 million, fiscal 2011 revenue grew 17% to $292.5 million, exceeding our guidance, and diluted earnings per share increased 24% to $1.17,” said Tim Conver, AeroVironment chairman and chief executive officer.  “Electric vehicle charging solutions and digital Puma unmanned aircraft systems successfully transitioned from development to production programs with attractive long-term growth prospects, while other innovative developments progressed toward customer adoption.  The effective performance of our team, the successful transition of great ideas to meaningful market adoption with first mover advantage and the strong demand for our solutions continue to position us well for long-term growth.”

FISCAL 2011 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2011 was $106.1 million, up 7% over fourth quarter fiscal 2010 revenue of $99.4 million. The increase in revenue resulted from increased sales in our Efficient Energy Systems (EES) segment of $7.8 million offset by decreased sales in our Unmanned Aircraft Systems (UAS) segment of $1.1 million.

Income from operations for the fourth quarter of fiscal 2011 was $25.2 million, up 7% from fourth quarter fiscal 2010 income from operations of $23.5 million. The increase in income from operations resulted from higher gross margin of $6.2 million offset by higher selling, general and administrative (SG&A) expense of $1.2 million and higher research and development (R&D) expense of $3.3 million.

Net income for the fourth quarter of fiscal 2011 was $17.6 million, up 13% from fourth quarter fiscal 2010 net income of $15.6 million.

Earnings per diluted share for the fourth quarter of fiscal 2011 were $0.79, up 11% from fourth quarter fiscal 2010 earnings per diluted share of $0.71.

FISCAL 2011 FULL YEAR RESULTS

Revenue for fiscal year 2011 was $292.5 million, up 17% over fiscal year 2010 revenue of $249.5 million. The increase in revenue resulted from increased sales in our UAS segment of $25.6 million and EES segment of $17.4 million.

Income from operations for fiscal year 2011 was $34.0 million, up 14% from fiscal year 2010 income from operations of $29.9 million. The increase in income from operations resulted from higher gross margin of $20.3 million offset by higher SG&A expense of $5.0 million and higher R&D expense of $11.3 million.

Net income for fiscal year 2011 was $25.9 million, up 25% from fiscal year 2010 net income of $20.7 million.

Earnings per diluted share for fiscal year 2011 were $1.17, up 24% from fiscal 2010 earnings per diluted share of $0.94.

BACKLOG

As of April 30, 2011, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $82.9 million compared to $72.3 million as of April 30, 2010.

FISCAL 2012 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2012, the Company expects to generate revenue of $321 million to $336 million, and earnings per share of $1.28 to $1.35 on a fully diluted basis.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 21, 2011, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the “Investors” section of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software. An audio replay of the event will be archived on the Investor Relations page of the Company’s website, at http://investor.avinc.com.

An audio replay of the call will be available on Tuesday, June 21, 2011, at approximately 4:30 p.m. Pacific Time through Tuesday, June 28, at 9:00 p.m. Pacific Time. Dial 800-642-1687 and enter the passcode 71377219. International callers should dial 706-645-9291 and enter the same passcode number to access the digital replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s battery-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems and installation services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2011	2010	2011	2010

Revenue:
Product sales	$47,014	$50,552	$137,724	$103,268
Contract services	59,046	48,798	154,779	146,250
	106,060	99,350	292,503	249,518
Cost of sales:
Product sales	19,642	27,470	74,843	59,266
Contract services	37,207	28,899	100,509	93,426
	56,849	56,369	175,352	152,692
Gross margin	49,211	42,981	117,151	96,826
Selling, general and administrative	12,797	11,601	47,431	42,429
Research and development	11,236	7,894	35,769	24,510
Income from operations	25,178	23,486	33,951	29,887
Other income:
Interest income	62	48	277	195
Income before income taxes	25,240	23,534	34,228	30,082
Provision for income taxes	7,604	7,962	8,319	9,366
Net income	$17,636	$15,572	$25,909	$20,716
Earnings per share data:
Basic	$0.81	$0.72	$1.20	$0.97
Diluted	$0.79	$0.71	$1.17	$0.94
Weighted average shares outstanding:
Basic	21,659,960	21,510,832	21,591,333	21,391,795
Diluted	22,190,196	22,012,847	22,081,266	21,977,364

AeroVironment, Inc.

Selected Consolidated Balance Sheet Information

(In thousands except share data)

	April 30, 2011	April 30, 2010

Cash and cash equivalents	$62,041	$28,665
Investments	133,114	142,285
Accounts receivable, net	44,376	38,645
Unbilled receivables and retentions	21,966	18,710
Inventories, net	38,137	20,928
Total assets	331,747	281,971
Stockholders’ equity	263,468	233,420
Shares issued and outstanding	21,949,884	21,732,413

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2011	2010	2011	2010

Revenue:
UAS	$90,973	$92,090	$249,769	$224,179
EES	15,087	7,260	42,734	25,339
Total	106,060	99,350	292,503	249,518
Gross margin:
UAS	42,707	39,231	99,513	85,157
EES	6,504	3,750	17,638	11,669
Total	49,211	42,981	117,151	96,826
Selling, general and administrative	12,797	11,601	47,431	42,429
Research and development	11,236	7,894	35,769	24,510
Income from operations	25,178	23,486	33,951	29,887
Interest income	62	48	277	195
Income before income taxes	$25,240	$23,534	$34,228	$30,082

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com

Heather Rowe

+1 (626) 357-9983

ir@avinc.com